Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST ANNOUNCES CLOSING OF
$147 MILLION LONG-TERM, FIXED-RATE LOAN
— Acquires Three Properties for $53.3 Million —
SAN DIEGO, Calif. – August 24, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has closed a $147 million loan secured by the company’s Shady Grove Road property in Rockville, Maryland. The loan bears interest at 5.97% and will mature on September 1, 2016. BioMed used the proceeds of this new mortgage loan, along with borrowings on its unsecured revolving credit facility, to repay the company’s $150 million bridge loan, which was secured by the same property.
“We are very pleased to have entered into this new loan with Keybank, allowing us to obtain long-term fixed-rate financing at a very attractive interest rate,” said Kent Griffin, Chief Financial Officer of BioMed Realty Trust. “In addition to lowering our borrowing costs for the Human Genome Sciences, Inc. headquarters acquisition, we were able to significantly reduce our exposure to floating interest rates. We continue to manage our capital structure in a manner supportive of our growth strategy. Our balance sheet provides us with additional borrowing capacity for acquisitions and the necessary flexibility to operate our business.”
The company also announced it has closed on the previously announced acquisitions of three properties, totaling 224,358 rentable square feet of laboratory and office space, for an aggregate purchase price of approximately $53.3 million. The properties include a 76,389 square foot property located at 2-30 Spring Mill Drive, Malvern, Pennsylvania for approximately $9.4 million; the Array BioPharma Inc. life science campus located in Longmont, Colorado for approximately $20.8 million; and, a 69,946 square foot two-story office and laboratory facility located at 3545-3575 John Hopkins Court in San Diego, California for approximately $23.1 million.
“These acquisitions, when combined with our previously announced acquisitions, bring our total property investments to over $310 million for the third quarter, and demonstrate our ability to execute our stated strategy of acquiring life science assets in our target markets,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 52 properties, representing 89 buildings with approximately 7.7 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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